JKHY First Quarter Net Income Increases 15%
November 1, 2011

Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FIRST QUARTER ENDS WITH
15% INCREASE IN NET INCOME

Monett, MO. November 1, 2011 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2012 results. Total revenue increased 6% compared to the prior fiscal year to $248.3 million and gross profit also increased 8% to $104.4 million. Net income rose 15% compared to the prior fiscal year to $36.5 million.
For the quarter ended September 30, 2011, the company generated total revenue of $248.3 million compared to $234.8 million in the same quarter a year ago. Gross profit increased to $104.4 million compared to $97.0 million in the first quarter of last fiscal year. Net income in the current year was $36.5 million, or $0.42 per diluted share, compared to $31.8 million, or $0.37 per diluted share in the same quarter a year ago.
According to Jack Prim, CEO, “Our strong performance in the quarter reflects a gradually improving financial institution spending environment and continued strong focus and execution by our Associates. We had solid organic growth and good leverage to both operating and net income. As economic conditions continue to improve we are well positioned to meet our Customers' needs with products and services that can help them improve efficiency and reduce costs.”

Operating Results
“We started out our fiscal 2012 with record first quarter revenue, gross profit and net income compared to any prior first quarter period in our history,” stated Tony Wormington, President. “There were nice contributions from all three lines of reported revenue, but the largest contributor continues to be our Support and Services line of revenue, which represents 89% of our total revenue. Within this line we continue to see strong growth in our payments business with approximately 12% growth compared to the same quarter a year ago. Overall our Support and Services grew 5% compared to a year ago; however it was impacted slightly by lower implementation revenues compared to the prior year, which the prior year quarter was the second highest quarter ever. Our recurring revenue continues to represent 80% of our total revenue.”
License revenue for the first quarter increased to $12.3 million, or 5% of first quarter total revenue, from $9.5 million, or 4% of the first quarter total revenue a year ago. Support and service revenue increased 5% to $220.3 million, or 89% of total revenue in first quarter of fiscal 2012 from $210.6 million, or 90% of total revenue for the same period a year ago. Within support and service revenue, Electronic Payment Services, which includes ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services, had the largest percentage growth of 12% or $8.6 million in the first quarter compared to the same quarter a year ago. Hardware sales in the first quarter of fiscal 2012 increased 7% to $15.8 million, from $14.8 million in the first quarter of last fiscal year. Hardware revenue was 6% of total revenue in both periods.
Cost of sales for the first quarter increased 4% to $143.9 million from $137.8 million for the first quarter in fiscal 2011. First quarter gross profit increased 8% to $104.4 million and 42% gross margin, from $97.0 million and 41% gross margin for the same period a year ago.
Gross margin on license revenue for the first quarter of fiscal 2012 was 91% compared to the first quarter of fiscal 2011 when it was 88%. The change in license gross margin is a result of fluctuations in the sales mix of third party products delivered.
Support and service gross margin was 40% in the first quarter of both fiscal 2012 and fiscal 2011. Hardware gross margins were slightly lower for the first quarter at 26% compared to 27% for the same quarter last year.
Operating expenses increased 5% in the first quarter of fiscal 2012 compared to the same quarter a year ago primarily due to increased commission expenses and depreciation. Selling and marketing expenses increased 15% in the current year first quarter to $18.8 million, or 8% of total revenue, from $16.4 million, or 7% of prior year first quarter revenue. Research and development expenses decreased 3% to $14.9 million, or 6% of total revenue, from $15.4 million, or 7% of total revenue, for the first quarter in fiscal 2011. General and administrative costs increased 3% in the current year first quarter to $12.9 million, or 5% of total revenue, from $12.5 million, or 5% of total revenue, in the first quarter of fiscal 2011.
Operating income increased 10% to $57.8 million, or 23% of first quarter revenue, compared to $52.8 million, or 22% of revenue in the first quarter of fiscal 2011.
Provision for income taxes increased 10% in the current first quarter compared to the same quarter in fiscal 2011 and is 35.4% of income before income taxes this year compared to 36.3% of income before income taxes for fiscal 2011. First quarter net income

JKHY First Quarter Net Income Increases 15%
November 1, 2011

totaled $36.5 million, or $0.42 per diluted share, compared to $31.8 million, or $0.37 per diluted share in the first quarter of fiscal 2011.
For the first quarter of 2012, the bank systems and services segment revenue increased 3% to $187.1 million from $181.9 million in the same quarter last year. Gross margin was 42% in both periods. The credit union systems and services segment revenue increased 16% to $61.2 million with a gross margin of 42% for the first quarter of 2012 from $52.9 million and a gross margin of 38% in the same period a year ago.
According to Kevin Williams, CFO, “the reported results for our first fiscal quarter were in line with our internal budgets, as total revenue was within 1%, however we were able to expand our margins slightly ahead of plan as our Managers and Associates continue to do a great job focusing on driving revenue growth, while at the same time focusing on efficiencies and controlling costs. Our interest expense dropped off significantly compared to this quarter last year due to the repayment of debt on our credit facilities last fiscal year. Currently we have approximately $108 million in cash, and the availability of our entire revolver facility to fund future acquisitions or other corporate initiatives.”

Balance Sheet, Cash Flow, and Backlog Review
At September 30, 2011, cash and cash equivalents increased to $108.1 million from $46.8 million at September 30, 2010. Trade receivables increased slightly to $134.6 million compared to $133.5 million a year ago. Current and long term debt decreased from $246.5 million a year ago to $157.3 million at September 30, 2011 primarily due to the repayment of the revolving loan. Deferred revenue increased $3.2 million or 1% to $238.5 million at September 30, 2011, compared to $235.3 million a year ago. Stockholders' equity increased 17% to $909.2 million at September 30, 2011, compared to $777.2 million a year ago.
Backlog increased 10% at September 30, 2011 to $361.2 million ($73.2 million in-house and $288.0 million outsourcing) from $327.3 million ($73.1 million in-house and $254.2 million outsourcing) at September 30, 2010. Backlog increased 1% when compared to June 30, 2011, which was $358.8 million ($79.1 million in-house and $279.7 million outsourcing).
Cash provided by operations totaled $78.5 million in the current year compared to $75.4 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Three Months Ended
	September 30,
	2011	2010
Net income	$36,475	$31,771
Non-cash expenses	26,885	23,655
Change in receivables	72,862	74,951
Change in deferred revenue	(56,586)	(40,279)
Change in other assets and liabilities	(1,173)	(14,735)
Net cash provided by operating activities	$78,463	$75,363
Cash used in investing activities for fiscal 2012 of $18.8 million included capital expenditure on facilities and equipment of $10.7 million and $7.5 million for the development of software. Cash used in investing activities for fiscal 2011 was $16.2 million and included capital expenditures of $10.0 million, and capitalized software development of $6.2 million.
During fiscal 2012, net cash used in financing activities for the current fiscal year is $14.7 million and includes repayments on our credit facilities of $6.3 million and the payment of dividends of $9.1 million. Cash used in financing activities was partially offset by net proceeds of $0.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash provided by financing activities for the prior fiscal year was $137.9 million and includes repayments on our credit facilities of $132.3 million and dividends paid of $8.1 million, partially offset by net proceeds of $2.0 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (Nasdaq: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its solutions serve more than 11,300 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms.  Additional information is available at www.jackhenry.com. The company will hold a conference call on November 2, 2011; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY First Quarter Net Income Increases 15%
November 1, 2011

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY First Quarter Net Income Increases 15%
November 1, 2011

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended
	September 30,		% Change
	2011	2010
REVENUE
License	$12,264	$9,459	30%
Support and service	220,270	210,610	5%
Hardware	15,804	14,753	7%
Total	248,338	234,822	6%
COST OF SALES
Cost of license	1,127	1,178	(4)%
Cost of support and service	131,124	125,806	4%
Cost of hardware	11,661	10,805	8%
Total	143,912	137,789	4%
GROSS PROFIT	104,426	97,033	8%
Gross Profit Margin	42%	41%
OPERATING EXPENSES
Selling and marketing	18,754	16,362	15%
Research and development	14,936	15,390	(3)%
General and administrative	12,939	12,506	3%
Total	46,629	44,258	5%
OPERATING INCOME	57,797	52,775	10%
INTEREST INCOME (EXPENSE)
Interest income	129	17	659%
Interest expense	(1,456)	(2,892)	(50)%
Total	(1,327)	(2,875)	(54)%
INCOME BEFORE INCOME TAXES	56,470	49,900	13%
PROVISION FOR INCOME TAXES	19,995	18,129	10%
NET INCOME	$36,475	$31,771	15%
Diluted net income per share	$0.42	$0.37
Diluted weighted average shares outstanding	87,134	86,147

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2011	2010
Cash and cash equivalents	$108,055	$46,766	131%
Receivables	134,648	133,499	1%
TOTAL ASSETS	1,481,778	1,411,921	5%

Accounts payable and accrued expenses	$54,290	$46,764	16%
Current and long term debt	157,309	246,465	(36)%
Deferred revenue	238,518	235,338	1%
Stockholder's Equity	909,163	777,165	17%